Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of the 30th day of December, 2015 (the “Effective Date”), by and between Beach House Consulting, LLC, a Minnesota limited liability company (“Consultant”) and Clyra Medical Technologies, Inc., a California corporation (“Client”). Consultant and Client are individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Consultant, among other things, provides consulting services; and

WHEREAS, Client wishes to engage Consultant as an independent contractor to perform consulting services according to the terms and conditions of this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Services. During the Term (as defined below), Consultant shall, from time to time on an ad hoc basis, provide to Client professional services related to business strategy, marketing strategy, go to market strategies, brand and image development strategies, packing design and such other services agreed to by the Parties (“Services”). It is understood that Consultant will not be required to perform Services on a full time basis, or to perform a specific quantity of Services. Consultant and its Personnel (as defined below) may perform services for other parties during the Term.

2.     Oversight. The Services shall be subject to Client’s review and acceptance, which shall not be unreasonably withheld. Client’s sole remedy for unsatisfactory Services will be for Consultant to re-perform such Services to Client’s reasonable satisfaction. Client’s chief executive officer will be the primary contact for Client and will provide general work direction and prioritization of Consultant’s Services. At least once per month, Consultant will meet with Client’s chief executive officer (which may occur by conference call) to review interim results, current activities, and seek guidance/feedback.

3.     Independent Contractor. It is understood and agreed that Consultant will provide the Services as an “independent contractor” as that term is defined by the U.S. Internal Revenue Code. Consultant and Consultant’s officers, employees and contractors (collectively, “Personnel”) will not be considered an employee of Client within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, worker’s compensation, industrial accident, labor or taxes of any kind. It is also understood and agreed that Consultant and its Personnel will not be considered an employee of Client within the meaning or application of Client’s employee fringe benefit programs for the purpose of vacations, holidays, 401(k) or retirement, group life insurance, accidental death, medical, hospitalization, or surgical benefits. Accordingly, Consultant shall have the sole responsibility for paying all such taxes and other amounts due under applicable laws and regulations, and all amounts due for fringe benefits, in respect to Consultant and its Personnel. The Services shall be performed by Consultant without direct supervision by Client and Client shall not exercise control or direction of Consultant as to the means and methods for accomplishing mutually agreed upon results. Consultant and its Personnel will not have any authority, express or implied, to commit or obligate Client in any manner. This Agreement will not render Consultant or any its Personnel a partner, agent of, or joint venturer with Client for any purpose. Client will issue Consultant an IRS Form 1099-MISC annually.

4.     Term. The term of this Agreement will begin on the Effective Date and will continue in full force and effect for a period of forty-eight (48) months following the calendar month in which Client has obtained FDA Approval (the “Term”), unless earlier terminated as set forth herein. For purposes of this Agreement, the term “FDA Approval” means a product of Client has received a premarket approval by the United States Federal Drug Administration (“FDA”), or for which a premarket notification pursuant to form 510(k) has been submitted and for which the FDA has given written clearance to market the product in the United States.

5.     Termination. Notwithstanding Section 4, this Agreement may be terminated prior to the end of the Term as follows:

a.     This Agreement may be terminated upon thirty (30) days’ advance written notice by Consultant.

b.     This Agreement may be terminated by Client if Consultant materially breaches, and fails to cure after thirty (30) days’ written notice thereof: (i) any of its obligations in this Agreement, or (ii) Consultant breaches applicable law in a manner that harms Client.

c.     This Agreement may be terminated immediately by either Party if the other Party (i) makes a general assignment for the benefit of its creditors, (ii) authorizes, initiates, consents to or becomes the subject of any proceeding for a moratorium or relief under the United States Bankruptcy Code or any similar state law that is not dismissed within thirty (30) days or otherwise is the subject of a stay of enforcement against it of creditors’ remedies generally, (iii) is unable to pay its debts in the ordinary course of business as they become due, or (iv) terminates its business or otherwise ceases to function as a going concern.

6.     Fees. Prior to obtaining FDA Approval, Client shall reimburse Consultant for all reasonable out of pocket expenses hereunder, but shall not be obligated to pay fees for Services. Beginning on the first day of the month following the month in which Client has received FDA Approval, Client shall pay $23,437.50 per month for Services rendered (and previously rendered), plus all of Consultant’s reasonable and pre-approved out of pocket expenses related to the Services provided for Client hereunder. Fees, charges and other amounts payable to Consultant hereunder do not include any sales, use, excise, value added or other applicable taxes, payment of which shall be the sole responsibility of Client (excluding any applicable taxes based on Consultant’s net income). In the event any amount owed to Consultant is not paid when due, Consultant may at its sole discretion and without being in breach or otherwise limiting its remedies, suspend furnishing any further Services. Client shall pay Consultant for all of Consultant’s costs and expenses, including but not limited to reasonable attorneys’ fees, in connection with collection or pursuit of any monies owed to Consultant by Client under this Agreement. The payments due under this Agreement shall accelerate in the event Client generates $4,000,000 in gross annual revenues.

7.     Work for Hire. All original works of authorship created by Consultant while performing its duties hereunder for Client (“Work Product”) shall be considered a specially commissioned “work made for hire” under United States copyright law. To the extent any such original work of authorship does not qualify as a “work made for hire” under United States copyright law, Consultant shall, and hereby does, assign all of its right, title, and interest in and to the same to Consultant. To the extent Consultant incorporates any of its Pre-Existing Works into the Work Product, Consultant hereby grants Client a non-exclusive, perpetual, world-wide, royalty-free right and license to copy, display and prepare derivative works of such Pre-Existing Works so incorporated. Notwithstanding any provision in this Agreement to the contrary, Consultant retains ownership of its works of authorship that: (i) were created prior to the Effective Date, (ii) for which no equipment, supplies, facility or trade secret information of Client were used and which were developed independent of this Agreement, (iii) do not relate directly to the business of Client or to Client’s actual or demonstrably anticipated research or development, or (iv) do not result from any work or Services performed by Consultant for Client (collectively, “Pre-Existing Works”).

8.     Due Diligence. The Work Product may include creative works that, once delivered to Client, will be used by Client in media, formats, methods and purposes not known to or anticipated by Consultant. The Parties agree that the Services performed by Consultant and the fees paid by Client do not include legal due diligence with respect to the scope of Client’s legal rights to use the Work Product, including without limitation, trademark searches and applicable talent fees. Accordingly, Client shall be solely responsible for conducting due diligence prior to its publication or commercial use of the Work Product, and Client shall be responsible for making all applicable registrations and other necessary actions to perfect its ownership of and rights therein.

9.     Confidentiality. Consultant acknowledges that during the engagement it will have access to and become acquainted with various trade secrets, inventions, business plans, financial information, processes, information, records and specifications owned by or licensed to Client and/or used by Client in connection with the operation of its business including, without limitation, Client’s product development, production methods and technologies (“Confidential Information”). Consultant agrees that it will not use or disclose any Confidential Information either during the Term of this Agreement or at any time thereafter, except in performance of its duties to Client. All Confidential Information, whether prepared by Consultant or otherwise coming into its possession, shall remain the exclusive property of Client. Consultant shall not retain any copies of Confidential Information without Client’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by Client, Consultant shall immediately deliver to Client all physical media containing Confidential Information in its possession or under its control. Notwithstanding the foregoing, information of Client shall not be considered “Confidential Information” if it: (i) is or becomes public knowledge other than through an act or omission of Consultant; (ii) was already known to Consultant at the time of its disclosure; (iii) is lawfully obtained by Consultant from a third party; or (iv) is independently developed by Consultant without use of or reliance on the Confidential Information of Client. This Agreement shall not prevent Consultant’s disclosure of Client’s Confidential Information in response to a valid order of a court or other governmental body provided that Client shall first have given prompt written notice to Client.

10.    Indemnification. It is the intent of the Parties that all risk of claims by third parties against Consultant is assumed by Client. Accordingly, Client shall defend, indemnify and hold harmless Consultant, its members, managers, officers, Personnel, and their respective insurers, successors and assigns for any claim, cross-claim, third-party claim, counterclaim for contribution, assertion of claim, loss, cost, fees (including attorney’s fees), expenses or other damages arising out of or resulting from: (i) Consultant’s performance of its duties under this Agreement and (ii) any claims of any nature whatsoever by third parties relating to actions or inactions of Consultant or its Personnel in performance of Consultant’s duties hereunder. Notwithstanding the foregoing, Client need not indemnify Consultant to the extent such claims are directly attributable to Consultant’s willful misconduct or gross negligence in performance of its duties hereunder as determined by a court of competent jurisdiction.

11.    Limited Warranty. Consultant warrants that: (i) the Services will be performed in a professional manner, in compliance with applicable law and in material accordance with this Agreement, and (ii) the Work Product will be original and, to the knowledge of Consultant, Client’s use of the Work Product in the format and medium delivered by Consultant, without modification, will not infringe upon any third party’s intellectual property rights. Consultant makes no other representations or warranties, express or implied, as to any matter whatsoever in connection with the Services performed under this Agreement or the Work Product provided, and hereby disclaims the implied warranties of merchantability, fitness for a particular purpose, title and non-infringement. No oral information or advice given by any of Consultant’s Personnel will create a warranty.

12.    Limitation of Liability. Consultant’s total liability to Client under this Agreement shall be limited to an amount equal to the fees that Client has actually paid to Consultant hereunder in the previous twelve (12) months (exclusive of expense reimbursement). In no event shall Consultant be liable for punitive damages, indirect damages, special damages, incidental damages, consequential damages or for damages resulting from loss of profits, loss of data, or interruption of business regardless of the form of action (whether in contract, tort, negligence, strict liability, statutory liability or otherwise) and regardless of whether Consultant was made aware of the possibility of such damages or losses.

13.    General Provisions.

a.     Assignment. Neither Party may assign this Agreement or transfer any rights or obligations under this Agreement (including, without limitation, by operation of law in connection with a merger) without the other Party’s prior written consent.

b.     Survival. Notwithstanding the expiration or termination of this Agreement for any reason, the Parties hereto shall be required to carry out all provisions of this Agreement which contemplate performance subsequent to such termination and any such termination shall not affect any liability or other obligation which shall have accrued prior to such termination. Without limiting the foregoing, Sections 6-13 of this Agreement shall survive the termination or expiration of this Agreement.

c.     Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect by a court of law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such provision(s) had never been contained herein unless it would be inequitable and inconsistent with the purpose of the Agreement to continue to do so provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability.

d.     Waiver. No waiver by a Party of any breach by the other Party of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

e.     Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to such subject matter and supersedes all prior or contemporaneous agreements, discussions or representations, oral or written with respect to such subject matter.

f.     Governing Law; Venue. This Agreement is governed by California law without regard to conflicts of laws principles thereof and the laws of the United States. The Parties agree that any action at law or equity arising out of or relating to this Agreement shall be filed only in the state or federal courts located in Los Angeles County, California. The Parties hereby consent to and submit to the personal and subject matter jurisdiction of said courts and waive any claim that such forum is inconvenient.

g.     Attorneys’ Fees. The prevailing Party in any dispute related to this Agreement is entitled to recovery of its reasonable legal fees and expenses incurred in such dispute.

h.     Headings. The section headings and captions of this Agreement are for the purpose of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

i.     No Third Party Beneficiaries. There are no third party beneficiaries to this Agreement.

j.     Force Majeure. If Consultant is prevented, hindered, or delayed in the performance or observance of any of its obligations or duties hereunder by reason of any circumstance beyond its reasonable control, including but not limited to power outages, Internet interruption, computer viruses, strikes, work slowdowns, labor unrest, fire, flood, blizzards, natural disasters, acts of God, riots or civil disorder, Consultant shall be excused from performance of its obligations and duties hereunder for as long as such circumstances continue.

k.     Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

l.     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF the undersigned have executed this Consulting Agreement as of the day and year first written above.

CONSULTANT:	CLIENT:

BEACH HOUSE CONSULTING, LLC	Clyra Medical Technologies, Inc

/s/ Jack B. Strommen	/s/ Steven V. Harrison
By:	By:
Jack B. Strommen, Manager	Steven V. Harrison, President

[Signature Page to Consulting Agreement]